June 21, 2017	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES FINANCIAL REPORTS MAY 2017 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for May 2017. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $344 million increased 22 percent compared to May 2016 and 4 percent compared to April 2017. The growth in securities commissions and fees in May was driven by the Private Client Group segment and Equity Capital Markets division. Institutional fixed income commissions remained muted during the month due to the flattening yield curve.

Client assets under administration reached a record $658.4 billion, increasing 25 percent over May 2016 and 1 percent over April 2017. Financial assets under management reached a record $89.2 billion, up 26 percent over May 2016 and 2 percent over April 2017. The increase in client assets was largely attributable to market appreciation, aided by continued success in retaining and recruiting financial advisors in the Private Client Group.

“Investment banking revenues remained strong in May,” said Chairman and CEO Paul Reilly. “While institutional fixed income commissions were soft during the month, trading profits did improve compared to April 2017.”

Record net loans at Raymond James Bank of $16.2 billion grew 11 percent over May 2016 and 1 percent over April 2017. The increase in the Bank’s loan balances reflects growth in almost all of the loan categories during the month.

“We continue to benefit from the net addition of financial advisors in the Private Client Group as well as favorable equity markets,” said Reilly. “In addition, the increases in short-term interest rates continue to provide tailwinds for our results.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has 7,200 financial advisors serving approximately 3 million client accounts in more than 2,900 locations throughout the United States, Canada and overseas. Total client assets are $658 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	May 2017	May 2016	% Change	April 2017	% Change
	(22 business days)	(21 business days)		(19 business days)

Total securities commissions and fees (in mil.) (1)	$343.9	$282.8	22%	$332.1	4%

Client assets under administration (in bil.)	$658.4	$528.3	25%	$649.2	1%

Private Client Group assets under administration (in bil.)	$625.4	$500.1	25%	$616.6	1%

Financial assets under management (in bil.) (2)	$89.2	$70.6	26%	$87.2	2%

Raymond James Bank total loans, net (in bil.)	$16.2	$14.6	11%	$16.0	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.